Exhibit 10.6

THIRD AMENDMENT TO TERM LOAN AGREEMENT

This THIRD AMENDMENT TO TERM LOAN AGREEMENT (this “Amendment”), is entered into as of September 10, 2015, by and among Lighting Science Group Corporation, a Delaware corporation (the “Borrower”), the Lenders (as defined below) signatory hereto, and Medley Capital Corporation, a Delaware corporation (“Medley”), as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the lenders from time to time party thereto (“Lenders”) and the Agent are parties to that certain Term Loan Agreement dated as of February 19, 2014, as amended by the First Amendment to Term Loan Agreement dated as of April 25, 2014 and by the Limited Consent and Second Amendment to Term Loan Agreement dated as of January 30, 2015 (as amended hereby and as may be further amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”);

WHEREAS, Borrower, Agent and Lender desire to amend the Loan Agreement, on the terms and subject to the conditions set forth.

NOW, THEREFORE, in consideration of the foregoing and for other good and valid consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.     Defined Terms. Capitalized terms used but not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement.

2.     Amendments to Loan Agreement. Upon satisfaction of the conditions to effectiveness set forth in Section 4 below, the Loan Agreement is hereby amended as follows:

(a)     Section 2.4(e)(vi)(B) of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“(B)      At least one (1) Business Day prior to the date that Borrower redeems any Equity Interests permitted by Section 6.7(a)(ii), Borrower shall prepay the outstanding principal of the Obligations in accordance with Section 2.4(f) in an amount equal to the outstanding Obligations.”

(b)     Section 7.1 of the Loan Agreement is hereby amended by replacing the table set forth in such Section with the following table in lieu thereof:

Fiscal Quarter	Minimum EBITDA
September 30, 2015

-($4,800,000); provided, that for the twelve-month period ending on September 30, 2015, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by Eight Million Thirty Three Thousand and Seven Hundred and Fifty Dollars ($8,033,750)

December 31, 2015

$5,200,000; provided, that for the twelve-month period ending on December 31, 2015, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by Ten Million Five Hundred Thirty Three Thousand and Seven Hundred and Fifty Dollars ($10,533,750)

March 31, 2016

EBITDA projected for such fiscal quarter in Borrower’s Projections delivered in accordance with clause (e) of Schedule 5.1(a) to the extent reasonably satisfactory to Agent; less an amount equal to 25% of such projected EBITDA for such fiscal quarter; provided, that for the twelve-month period ending on March 31, 2016, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by Four Million Dollars ($4,000,000)

June 30, 2016

EBITDA projected for such fiscal quarter in Borrower’s Projections delivered in accordance with clause (e) of Schedule 5.1(a) to the extent reasonably satisfactory to Agent; less an amount equal to 25% of such projected EBITDA for such fiscal quarter; provided, that for the twelve-month period ending on June 30, 2016, EBITDA, for the purposes of calculating compliance with this Section 7.1 and for no other purpose, shall be increased by Four Million Dollars ($4,000,000)

Each fiscal quarter thereafter

EBITDA projected for such fiscal quarter in Borrower’s Projections delivered in accordance with clause (e) of Schedule 5.1(a) to the extent reasonably satisfactory to Agent; less an amount equal to 25% of such projected EBITDA for such fiscal quarter

(c)     Section 8.3 of the Loan Agreement is hereby amended by deleting such Section in its entirety and replacing it with the following:

“8.3     Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $250,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either:

(a)      there is a period of forty-five (45) consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect;

(b)      enforcement proceedings are commenced with respect to any such judgment, order, or award against any Loan Party, any subsidiary of a Loan Party, or any property of a Loan Party or a subsidiary of a Loan Party;

(c)     any Person becomes a lien creditor (as defined in the Code) as a result of or based upon any such judgment, order or award entered or rendered in the Geveran Litigation; or

(d)     as a result of the entry or rendition of any such judgment, order or award, any Lien in favor of Agent is (or with the passage of time, may become) subordinate in priority to any Lien arising from or created by such judgment, order or award.”

(b)     Article 8 of the Loan Agreement is hereby amended by adding the following provision as Section 8.12:

“8.12     Geveran Defaults

(a)     If any Lien with respect to any of the Collateral shall exist in favor of any Person (including, without limitation, Sponsor, any of Sponsor's Affiliates, any Geveran Surety or any Geveran Indemnitor) with respect to or otherwise in connection with a Geveran Appeal Bond;

(b)     If any Loan Party other than LSGC shall agree to become liable for any obligations with respect to a Geveran Appeal Bond, whether as a guarantor, indemnitor or otherwise;

(c)     If any payment by any Loan Party shall become due with respect to a Geveran Appeal Bond (unless such payment is paid in full by a Geveran Subordinated Creditor when it becomes due); provided, that this clause (xxi) shall not prohibit LSGC from paying premium payments to one or more Geveran Sureties in connection with the posting of one or more Geveran Appeal Bonds, as long as the aggregate amount of all such premium payments paid by LSGC does not exceed $200,000;

(d)     If any Geveran Surety shall make any payment with respect to a Geveran Appeal Bond and shall not be reimbursed in full for such payment by a Geveran Subordinated Creditor within five (5) Business Days thereafter;

(e)     If any Loan Party, Sponsor or Affiliate of Sponsor shall execute any agreement other than the Second Lien Geveran Appeal Bond Rights Subordination Agreement in favor of the Loan Parties (or any of them) that provides for the subordination of any Geveran Appeal Bond Rights;

(f)     If any Loan Party shall enter into any documentation in respect of a Geveran Appeal Bond without Agent's written consent (not to be unreasonably withheld or delayed) other than (A) the Specified Geveran Documents, and (B) corporate or other company authorization documentation that does not alter the Specified Geveran Documents or otherwise contravene the provisions of this Agreement, as long as the form of such authorization documentation is provided to Agent prior to the execution thereof;

(g)     If Sponsor, any of Sponsor’s Affiliates, or any Loan Party shall enter into any Specified Appeal Bond Documents unless:

(i)     concurrently with the execution of such Specified Appeal Bond Documents, LSGC shall provide Agent with true, correct and complete copies of such Specified Appeal Bond Documents, together with a certification from an authorized officer of LSGC that such copies are true, correct and complete;

(ii)     prior to the execution of such Specified Appeal Bond Documents, LSGC shall have provided to Agent fully executed copies of the Geveran Appeal Bond Rights Subordination Agreement and, if a Second Lien Geveran Appeal Bond Rights Subordination Agreement is executed in connection with such documents, (1) a true, correct and complete copy of such Second Lien Geveran Appeal Bond Rights Subordination Agreement, and (2) a fully executed copy of the Specified Geveran Intercreditor Amendment; and

(iii)     the “Bond Amount” (as defined in the Specified Appeal Bond Documents) is not greater than the lesser of (A) $25,000,000, and (B) 50% of the amount of the judgment, order or award entered or rendered in the Geveran Litigation pursuant to the Order Entry; or

(h)     whether pursuant to the Specified Geveran Documents or otherwise in connection with a Geveran Appeal Bond, any Person (including, without limitation, Sponsor, any of Sponsor's Affiliates, any Geveran Surety or any Geveran Indemnitor) shall have recourse against any Loan Party or any Collateral that is in either case senior to or pari passu with the interests of Agent or any Lender (other than pari passu recourse with respect to LSGC (but not to any other Loan Party or any Collateral) for amounts that are to be reimbursed by a Geveran Subordinated Creditor in accordance with Section 8.12(d), as long as such amounts are actually reimbursed by a Geveran Subordinated Creditor in accordance with Section 8.12(d) and not reimbursed by LSGC or any other Loan Party); provided, that it is understood and agreed that certain Persons who procure or participate in the procurement of a Geveran Appeal Bond may have rights of contribution or indemnification from LSGC or other Loan Parties and any such rights of contribution or indemnification (collectively, “Geveran Appeal Bond Rights”) in favor of the Sponsor or any of Sponsor’s Affiliates shall be subject to the Geveran Appeal Bond Rights Subordination Agreement.”

3.     The definition of “Change of Control” set forth in Schedule 1.1 of the Loan Agreement is hereby amended by deleting the reference to “or (e) the failure of Borrower to own directly or indirectly one hundred percent (100.0%) of the voting power of the total outstanding Voting Stock of any other Loan Party, except as expressly permitted under Section 6.3 hereof.” and replacing it with the following:

“(e) the failure of Borrower to own directly or indirectly one hundred percent (100.0%) of the voting power of the total outstanding Voting Stock of any other Loan Party, except as expressly permitted under Section 6.3 hereof; or (f) a Change of Control as defined in any Certificate of Designation.”

4.     Schedule 1.1 of the Loan Agreement is hereby amended by deleting the following definitions of “Certificates of Designation” and “Fixed Charge Coverage Ratio” and by substituting the following in lieu thereof:

“Certificates of Designation” shall mean, collectively, the Certificates of Designation filed with the Delaware Secretary of State with respect to the Series H Preferred Shares of Borrower, the Series I Preferred Shares of Borrower, the Series J Preferred Shares of Borrower and the Series K Preferred Shares of Borrower, in each case as in effect on the Third Amendment Date.

“Fixed Charge Coverage Ratio” means a ratio of (i) EBITDA, to (ii) for Revolving Borrowers on a consolidated basis, interest expense (but excluding interest paid in property other than cash and any other interest expense not paid in cash during such period), plus payments of principal actually made or scheduled to be made with respect to indebtedness (other than scheduled but unpaid payments on indebtedness subordinated to the Obligations and principal payments on the revolving loans under the Revolving Loan Agreement), plus payments with respect to capitalized leases, plus payments with respect to taxes, plus dividends and distributions, plus unfinanced capital expenditures; provided, that for the purposes of calculating Fixed Charge Coverage Ratio (A) for each of the twelve-month periods ending on September 30, 2015 and December 31, 2015, clause (i) of this definition shall be increased by Twenty One Million Five Hundred Thousand Dollars ($21,500,000), and (B) for each of the twelve-month periods ending on March 31, 2016 and June 30, 2016, clause (i) of this definition shall be increased by Ten Million Dollars ($10,000,000).

5.     Schedule 1.1 of the Loan Agreement is hereby amended by adding the following definitions in the correct alphabetical order as follows:

“Cash Equity Contribution” shall mean a cash equity contribution on or about the Third Amendment Date in the form of Series J Convertible Preferred Stock.

“Geveran Appeal Bond” shall mean any bond posted in connection with the Geveran Litigation, including the Appeal Bond.

“Geveran Appeal Bond Rights” shall have the meaning set forth in Section 8.12(h).

“Geveran Appeal Bond Rights Subordination Agreement” shall mean an agreement in the form attached as Exhibit B to the Third Amendment.

“Geveran Indemnitor” shall mean any obligor or indemnitor under a Geveran Appeal Bond.

“Geveran Subordinated Creditor” shall mean any Person that is a "Sponsor Affiliate" under (and as defined in) the Geveran Appeal Bond Rights Subordination Agreement or that otherwise is a holder of "Subordinated Obligations" (as defined in the Geveran Appeal Bond Rights Subordination Agreement).

“Geveran Surety” shall mean any surety with respect to a Geveran Appeal Bond.

“Second Lien Geveran Appeal Bond Rights Subordination Agreement” shall mean an agreement identical in form (other than changes that solely consist of inserting the date of such agreement) to the draft of such agreement attached as Exhibit C to the Third Amendment, as long as such agreement does not become effective prior to the effectiveness of the Geveran Appeal Bond Rights Subordination Agreement or the Specified Geveran Intercreditor Amendment.

“Specified Appeal Bond Documents” shall mean documentation identical in form to the drafts of such documentation that are attached as Exhibit A to the Third Amendment, among Loan Parties, Agent and Lenders, other than changes that solely consist of inserting the dates of such documents and confirming the final "Bond Amount" (as defined in such documentation).

“Specified Geveran Documents” shall mean the Specified Appeal Bond Documents, the Specified Geveran Intercreditor Amendment, the Geveran Appeal Bond Rights Subordination Agreement and the Second Lien Geveran Appeal Bond Rights Subordination Agreement.

“Specified Geveran Intercreditor Amendment” shall mean an agreement in the form attached as Exhibit D to the Third Amendment.

“Third Amendment” means that certain Third Amendment to this Agreement dated September 10, 2015, among Borrower, Agent and Lenders.

“Third Amendment Date” means September 10, 2015.

6.     Affirmative Covenant. Within ten (10) Business Days after the Order Entry, or such later date to which the Agent may consent in its sole discretion, Borrower shall have delivered to the Agent true, correct and complete executed copies of the Specified Appeal Bond Documents, in the form of Exhibit A attached hereto. For avoidance of doubt, compliance with this Section 4 shall be deemed to satisfy Section 5.18 of the Loan Agreement.

7.     Conditions. The effectiveness of this Amendment is subject to the following conditions:

(a)     the execution and delivery of this Amendment by the Borrower, Agent, and each of the Lenders;

(b)     after giving effect to this Amendment, the representations and warranties set forth herein shall be true and correct and no Default or Event of Default shall exist and be continuing;

(c)     Borrower shall have delivered to the Agent substantially final forms of the Geveran Appeal Bond Rights Subordination Agreement, which is attached hereto as Exhibit B, the Second Lien Geveran Appeal Bond Rights Subordination Agreement, which is attached hereto as Exhibit C, and the Specified Geveran Intercreditor Amendment, which is attached hereto as Exhibit D; and

(d)     Borrower shall have paid all fees, costs and expenses of the Agent and Lenders in connection with this Amendment, including, without limitation, reasonable fees, costs and expenses of the Agent’s and Lenders’ counsel.

8.     Representations and Warranties. The Borrower hereby represents and warrants to the Agent and each Lender as follows:

(a)     Borrower is a corporation, duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation;

(b)     Borrower has the power and authority to execute, deliver and perform its obligations under this Amendment;

(c)     the execution, delivery and performance by the Borrower of this Amendment has been duly authorized by all necessary action and does not and will not require any registration with, consent or approval of, notice to or action by, any Person (including any Governmental Authority);

(d)     this Amendment constitutes the legal, valid and binding obligation of the Borrower, enforceable against Borrower in accordance with its terms;

(e)     immediately before and after giving effect to this Amendment, no Default or Event of Default exists or shall exist immediately following the consummation of the changes contemplated hereby;

(f)     all representations and warranties contained in the Loan Agreement are true and correct as of the date hereof, except to the extent made as of a specific date, in which case each such representation and warranty is true and correct as of such date; and

(g)     by its signature below, Borrower agrees that it shall constitute an Event of Default if any representation or warranty made herein is untrue or incorrect in as of the date when made or deemed made.

9.     Agreement in Full Force and Effect as Amended. Except as specifically amended hereby, the Loan Agreement and the other Loan Documents shall remain in full force and effect and are hereby ratified and confirmed as so amended. Except as expressly set forth herein, this Amendment shall not be deemed to be an amendment or modification of any provisions of the Loan Agreement or any other Loan Document or any right, power or remedy of the Lenders, nor constitute a waiver of any provision of the Loan Agreement, any other Loan Document, or any other document, instrument and/or agreement executed or delivered in connection therewith or of any Default or Event of Default under any of the foregoing, in each case, whether arising before or after the date hereof or as a result of performance hereunder or thereunder. This Amendment also shall not preclude the future exercise of any right, remedy, power, or privilege available to the Lenders whether under the Loan Agreement, the other Loan Documents, at law or otherwise and nothing contained herein shall constitute a course of conduct or dealing among the parties hereto. All references to the Loan Agreement shall be deemed to mean the Loan Agreement as modified hereby. This Amendment shall not constitute a novation or satisfaction and accord of the Loan Agreement or the other Loan Documents, but shall constitute an amendment thereof. The parties hereto agree to be bound by the terms and conditions of the Loan Agreement and the Loan Documents as amended by this Amendment, as though such terms and conditions were set forth herein. Each reference in the Loan Agreement to “this Amendment,” “hereunder,” “hereof,” “herein” or words of similar import shall mean and be a reference to the Loan Agreement as amended by this Amendment, and each reference herein or in any other Loan Document to the “Loan Agreement” shall mean and be a reference to the Loan Agreement as amended and modified by this Amendment.

10.     Counterparts. This Amendment may be executed by one or more of the parties to this Amendment and any number of separate counterparts, each of which when so executed, shall be deemed an original and all said counterparts when taken together shall be deemed to constitute but one and the same instrument.

11.     Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of each party hereto and their respective successors and assigns.

12.     Further Assurance. Borrower hereby agrees from time to time, as and when requested by the Agent or any Lender, to execute and deliver or cause to be executed and delivered, all such documents, instruments and agreements and to take or cause to be taken such further or other action as the Agent or such Lender may reasonably deem necessary or desirable in order to carry out the intent and purposes of this Amendment, the Loan Agreement, and the Loan Documents.

13.     GOVERNING LAW. THIS AMENDMENT SHALL BE GOVERNED BY AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICTS OF LAW PROVISIONS.

14.     Severability. Wherever possible, each provision of this Amendment shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Amendment shall be prohibited by or invalid under such law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Amendment.

15.     Reaffirmation. Borrower as debtor, grantor, pledgor, or in any other similar capacity hereby ratifies and reaffirms all of its payment and performance obligations, contingent or otherwise, under each of the Loan Documents to which it is a party. Borrower hereby consents to this Amendment and acknowledges that each of the Loan Documents remains in full force and effect and is hereby ratified and reaffirmed. Except as expressly set forth herein, the execution of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or any Lender, constitute a waiver of any provision of any of the Loan Documents or serve to effect a novation of the Obligations.

16.     Acknowledgment of Obligations. The Borrower hereby acknowledges, confirms and agrees that as of the close of business on September 10, 2015, the Borrower is indebted to the Lenders in respect of the Term Loans in the principal amount of $31,461,238.29, with accrued and outstanding cash interest in the amount of $63,187.28 and accrued and outstanding Closing Date PIK Interest in the amount of $12,234.93. The Borrower hereby acknowledges, confirms and agrees that all such Term Loans, together with interest accrued and accruing thereon, and all fees, costs, expenses and other charges now or hereafter payable by the Borrower to the Agent and Lenders, are unconditionally owing by the Borrower to the Agent and Lenders, as applicable, without offset, defense or counterclaim of any kind, nature or description whatsoever.

17.     Acknowledgment of Rights; Release of Claims. Borrower hereby acknowledges that: (a) it has no defenses, claims or set-offs to the enforcement by any Lender or the Agent of Borrower’s liabilities, obligations and agreements on the date hereof; (b) to its knowledge, each Lender and the Agent have fully performed all undertakings and obligations owed to it as of the date hereof; and (c) except to the limited extent expressly set forth in this Amendment, each Lender and the Agent do not waive, diminish or limit any term or condition contained in the Loan Agreement or any of the other Loan Documents. Borrower hereby remises, releases, acquits, satisfies and forever discharges the Lenders and Agent, their agents, employees, officers, directors, predecessors, attorneys and all others acting or purporting to act on behalf of or at the direction of the Lenders and Agent (“Releasees”), of and from any and all manner of actions, causes of action, suit, debts, accounts, covenants, contracts, controversies, agreements, variances, damages, judgments, claims and demands whatsoever, in law or in equity, which any of such parties ever had, now has or, to the extent arising from or in connection with any act, omission or state of facts taken or existing on or prior to the date hereof, may have after the date hereof against the Releasees, for, upon or by reason of any matter, cause or thing whatsoever through the date hereof. Without limiting the generality of the foregoing, Borrower waives and affirmatively agrees not to allege or otherwise pursue any defenses, affirmative defenses, counterclaims, claims, causes of action, setoffs or other rights they do, shall or may have as of the date hereof, including, but not limited to, the rights to contest: (a) the right of Agent and each Lender to exercise its rights and remedies described in this Amendment; (b) any provision of this Amendment or the Loan Documents; or (c) any conduct of the Lenders or other Releasees relating to or arising out of the Loan Agreement or the other Loan Documents on or prior to the date hereof.

18.     Tax Treatment. The Loan Parties do not believe that the amendments made pursuant to this Amendment shall be treated as a “significant modification” of the Term Loans under Treasury Regulation 1.1001-3.

[Remainder of Page Intentionally Left Blank; Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has executed this Amendment as of the date set forth above.

BORROWER:

LIGHTING SCIENCE GROUP CORPORATION,
a Delaware corporation

By:	/s/ Edward D. Bednarcik
Name: Edward D. Bednarcik
Title: Chief Executive Officer

AGENT:

MEDLEY CAPITAL CORPORATION,
a Delaware corporation

By:	/s/ Richard T. Allorto
Name:	Richard T. Allorto
Title:	Chief Financial Officer

LENDERS:

MEDLEY CAPITAL CORPORATION,
a Delaware corporation

By:	/s/ Richard T. Allorto
Name:	Richard T. Allorto
Title:	Chief Financial Officer

MEDLEY OPPORTUNITY FUND II LP,
a Delaware limited partnership

By:	/s/ Richard T. Allorto
Name:	Richard T. Allorto
Title:	Chief Financial Officer